Exhibit 99.1

FOR IMMEDIATE RELEASE

ValueVision Media Increases PNC Bank Credit Facility by $25 Million

MINNEAPOLIS, MN – February 5, 2014 – ValueVision Media, Inc. (NASDAQ:VVTV), a multichannel retailer operating as ShopHQ, today announced it has increased the size of its credit facility with PNC Bank, National Association (NYSE:PNC), from $50 million to $75 million. The $25 million credit facility expansion consists of a $10 million increase to the Company’s current revolving credit facility from $50 million to $60 million and provides conditions for a $15 million term loan on which ValueVision may draw to support the potential expansion of its Bowling Green, Kentucky distribution center. The credit facility’s maturity date remains May 1, 2018.

The revolving credit component carries the same interest rate as the current credit facility of LIBOR plus 3% per annum. The term loan component when drawn will carry interest at either a rate of LIBOR plus 6% per annum or an alternate base rate plus 5% per annum with the potential for a rate reduction subsequent to January 31, 2015, if the Company achieves certain leverage ratios. The credit facility continues to be secured by ValueVision Media’s and its subsidiaries’ accounts receivable, inventory, real estate and other assets.

ValueVision CFO Bill McGrath, said, “The $25 million expansion of our credit facility substantially improves our liquidity and better positions us to support future growth. Through the first nine-months of fiscal year 2013, our shipped unit volume increased 24% over the prior year. Improvements in our product mix, associated reductions in our average selling price, and most importantly, continued improvements in our customer experience have enabled us to increase our rolling 12-month customer count by 13% to 1.25 million as of November 2, 2013. Investing in our operational infrastructure will further enhance our customer experience and strengthen our foundation for long-term, sustainable growth. The expansion of the PNC credit facility provides great flexibility as we evaluate options for increasing our distribution and fulfillment capacity.”

About ValueVision Media

ValueVision Media, Inc. is a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. ValueVision has transitioned its consumer brand to ShopHQ from ShopNBC. ValueVision's television network reaches over 86 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company's shareholders. The Company will file with the Securities and Exchange Commission ("SEC") and provide to its stockholders a proxy statement and a WHITE proxy card in connection with any such shareholder meeting. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with any such shareholder meeting. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at any such meeting will be included in the proxy statement filed by the Company with the SEC in connection with any such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Any proxy statement, any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY ANY SUCH PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

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Contacts

Media:
Dawn Zaremba
ShopHQ
dzaremba@shophq.com
(952) 943-6043 O

Investors:
David Collins, Eric Lentini
Catalyst Global LLC
vvtv@catalyst-ir.com
(212) 924-9800 O
(917) 734-0339 M